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                                                                    EXHIBIT 23.1






               Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-3 Nos. 333-16801 and 333-43231) of Continucare Corporation and in the related Prospectuses, and the Registration Statement (Form S-8 No. 333-44431) pertaining to the Continucare Corporation Amended and Restated 1995 Stock Option Plan, of our report dated September 11, 2000 (except for the third paragraph of Note 7, as to which the date is September 27, 2000) with respect to the consolidated financial statements of Continucare Corporation included in this Annual Report (Form 10-K) for the year ended June 30, 2000.

                                                               Ernst & Young LLP

Miami, Florida
September 22, 2000